LEASE BETWEEN

CANTON REALTY ASSOCIATES LIMITED PARTNERSHIP, AS LANDLORD

AND

EXGENEX, INC., AS TENANT

TABLE OF CONTENTS

ARTICLE 1 - REFERENCE, DEFINITIONS AND EXHIBITS

1.1 Definitions

Term Commencement Date:	The Term Commencement Date shall be the date of the closing of the $3,000,000 loan from Union Capital Investments, LLC to the Landlord (the "Loan"), which loan shall be secured, inter alia, by a mortgage on the Property (as hereinafter defined). The parties hereto shall execute a written statement (the "Term Commencement Date Certificate") in the form of Exhibit D attached hereto setting forth the Term Commencement Date promptly after the closing of said Loan, but the enforceability of this Lease shall not be affected should either party fail or refuse to execute such statement.
Landlord:	Canton Realty Associates Limited Partnership, a Massachusetts limited partnership
Original Address of Landlord:	c/o Equity Industrial Partners Corp. 145 Rosemary Street Suite E Needham, MA 02494
Tenant:	Exgenex, Inc., a New York corporation
Original Address of Tenant:	110 Shawmut Avenue, Canton, MA
Building:	The building consisting of approximately 51,757 square feet of space located on the Site known and numbered as 437 Turnpike Street, Canton, Massachusetts.
Site or the Property	That certain parcel of land located in Canton, Massachusetts, containing approximately 6.47 acres, together with the Building and other improvements now or hereafter located thereon (including, without limitation, the Leased Premises, all roads, driveways, parking areas, landscaping and utilities). A legal description of the Site is included in Exhibit A which is attached hereto.
Leased Premises:	Approximately 29,211 square feet on the first and second floor and mezzanine level of the Building as shown on the plan attached hereto as Exhibit B.

Rent Commencement Date:	The Term Commencement Date.
Expiration Date:	Ten (10) years from the Term Commencement Date.
Lease Term:	The Term Commencement Date through and including the Expiration Date, unless sooner terminated as provided in Section 2.3 below.
Base Rent:	From the Commencement Date to the expiration of the fifth (5th) Lease Year, Base Rent shall be Two Hundred Forty One Thousand Eight Hundred Sixty Seven and 08/100 Dollars ($241,867.08) per annum (calculated on the basis of $8.28 per square foot of the Leased Premises). From the first day of the sixth (5th) Lease Year to the Expiration Date, Base Rent shall be Two Hundred Forty Eight Thousand Two Hundred Ninety Three and 50/100 Dollars ($248,293.50 per annum (calculated on the basis of $8.50 per square foot of the Leased Premises).
Security Deposit:	See Section 4.1
Broker:	CB/Richard Ellis and Equis Corporation
Parking:	Tenant shall have the use, in common with others entitled thereto, of the parking lot located on the Site for the purpose of ingress and egress and parking of automobiles subject to reasonable rules and regulations promulgated by Landlord, from time to time
Permitted Uses:	The Leased Premises shall be used for general business office purposes, uses customarily accessory thereto, and no other uses, subject in all cases to applicable legal requirements
Lease Year:	The first Lease Year shall be the period commencing on the Term Commencement Date and continuing for twelve months. Each succeeding Lease Year shall mean each successive 12-month period included in the Lease Term commencing on the anniversary of that day and, if the expiration of the Lease Term or the earlier termination of this Lease does not coincide with the termination of such a 12-month period, Lease Year shall mean the portion of such 12-month period before such expiration or termination.
Impositions:	All taxes including real estate taxes (which term shall include payments in lieu of real estate taxes), assessments, water and sewer rents, rates and charges, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary,

foreseen and unforeseen, of any kind and nature whatsoever, which at any time during the Lease Term may be assessed, levied, confirmed, imposed upon, or may become due and payable out of or in respect of, or become a lien upon, all or any portion of the Site (including all improvements thereto), other than: (i) municipal, state and federal income taxes (if any) assessed against Landlord; or (ii) municipal, state or federal capital levy, gift, estate, succession, inheritance or transfer taxes of Landlord; or (iii) corporation excess profits or franchise taxes imposed upon any corporate owner of the Site; or (iv) any income, profits or revenue tax, assessment or charge imposed upon the Rent payable by Tenant under this Lease, provided, however, that if at any time during the Lease Term the methods of taxation prevailing at the commencement of the Lease Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes, assessments, levies or charges now levied, assessed or imposed on real estate and the improvements thereon, there shall be levied, assessed and imposed a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received therefrom, or measured by or based in whole or in part upon the Site and imposed upon Landlord, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based, shall be deemed to be included within the term "Impositions" for the purposes hereof; or (v) any interest, late charges or penalties due because Landlord did not pay an Imposition when it was due (provided, however, that such late payment by Landlord was not due in whole or in part by a late payment by Tenant of any Rent); or (vi) taxes and assessments which are separately assessed and billed by the tax assessor upon improvements, fixtures, equipment and personal property made, installed or owned by another tenant. In addition to the foregoing, the term "Impositions" shall include any new tax of a nature not presently in effect, but which may be hereafter levied, assessed, or imposed upon Landlord or all or any portion of the Site, if such tax shall be based on or arise out of the ownership, use or occupation of all or any portion of the Site.

Tenant's Proportionate Share: The Tenant's Proportionate Share is 56.44% which is calculated by dividing 29,211 (being the number of square feet of gross floor area in the Leased Premises) by 51,757 (being the number of square feet of gross floor area in the Building). The Tenant shall be entitled to have the Landlord recalculate the Tenant's Proportionate Share only if an addition to the Building or an additional Building on the Property is constructed which increases the amount of rentable space.

Operating Expenses:

The term "Operating Expenses" shall mean the aggregate expenses incurred by Landlord in the operation, maintenance and management of the Site, including without limitation, the following: utilities supplied to the Site (to the extent the same are not being paid directly by the Tenant or other tenants of the Site); "fringe" benefits for employees or contractors engaged on a full-time basis in connection with servicing the Site and payroll taxes, workmen's compensation insurance premiums and similar costs with respect thereto, and an appropriate portion of same with respect to employees or contractors on a part-time basis; all insurance obtained by Landlord relating to or otherwise in connection with its ownership or the operation, rental, or management of the Site, the foregoing to include without limitation any liability insurance, rent loss insurance, and any insurance required by Landlord's Mortgagee; services obtained for the benefit of the Site (including, without limitation, window cleaning, rubbish removal, snow removal and grounds maintenance); repairs, replacement, repainting, maintenance, supplies and the like for the Site; management fees (provided that if such fees are paid to any party having an interest in or affiliated with or under common control with or owned by Landlord then such fees must be consistent with generally prevailing rates for similarly situated properties), legal fees and expenses, excluding any legal fees incurred by Landlord in connection with Landlord's dealings with any specific tenant of the Site, auditing fees and expenses; depreciation (on a straight line basis) for capital expenditures made by Landlord to improve services provided to Tenant or to reduce operating expenses (in Landlord's reasonable judgment). The cost of any capital improvements shall be amortized over the useful life of the capital improvement.

The following items shall be excluded from "Operating Expenses":

(a) principal or interest payments on any mortgages or other financing arrangements, leasing commissions and depreciation for the Site, except as specifically provided above;

(b) leasing commissions, attorneys' fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants or occupants (other than the Tenant, any occupant of the Leased Premises, any subtenant or assignee of the Tenant);

(c) renovating or otherwise improving, decorating, painting or redecorating space for tenants or other occupants of the Building which is not common area;

(d) Landlord's cost of electricity and other services which are separately metered or separately charged to tenants and for which Landlord is entitled to be reimbursed by tenants;

(e) expenses in connection with services or other benefits of a type which are not provided Tenant but which are provided to another tenant or occupant (other than an occupant of the Leased Premises);

(f) damages and penalties incurred due to a violation by Landlord or any tenant of the terms and conditions of any lease;

(g) overhead and profit increment paid to subsidiaries or affiliates of Landlord for services, to the extent only that the costs of such services exceed competitive costs of such services were they not so rendered by a subsidiary or affiliate;

(h) Landlord's general overhead and administrative expenses except that Tenant hereby acknowledges that Operating Expenses shall include management fees (and provided further that, if such management fees are paid to any party having an interest in or affiliated with or under common control with or owned by Landlord then such fees must be consistent with generally prevailing rates for similarly situated properties); and

(i) advertising and promotional expenditures.

Landlord's Mortgagee: Any party holding a mortgage on the Site including, without limitation, the Leased Premises, given as security for indebtedness owed by the Landlord to the holder of the mortgage.

1.2 Effect of Reference to Definitions. Any reference in this Lease to any term defined above shall be deemed, to the extent possible, to mean and include all aspects of the definition set forth above for such term.

1.3 Exhibits. The exhibits listed in this Section and attached to this Lease are incorporated by reference and are a part of this Lease.

Exhibit A: Description of Site
Exhibit B: Plan of Leased Premises
Exhibit C: Landlord's Work
Exhibit D: Term Commencement Certificate

ARTICLE II. - LEASED PREMISES AND TERM

2.1 Leased Premises. Landlord hereby LEASES to Tenant the Leased Premises together with the use of the parking areas as set forth above in Section 1.1 and the common areas shown on Exhibit A in common with others entitled thereto subject to and with the benefit of the terms, covenants, conditions and provisions of this Lease and all easements, rights and privileges appurtenant to the Property and necessary in connection with the use of the Leased Premises for the Permitted Uses.

2.2 Term. TO HAVE AND TO HOLD the Leased Premises for the Lease Term commencing on the Term Commencement Date and continuing through and including the Expiration Date, subject to the terms, covenants, agreements and conditions contained in this Lease.

ARTICLE 3. - RENT, ITS DETERMINATION, COMMENCEMENT AND METHOD OF PAYMENT

3.1 Base Rent. Tenant covenants and agrees to pay, during the Lease Term, to Landlord, or to such other person as Landlord by written notice instructs Tenant to make such payments for Landlord's benefit and account, without demand (except as otherwise herein specifically provided), at the Original Address of Landlord or at such other place as Landlord may by written notice to Tenant direct, commencing with the Rent Commencement Date, the Base Rent, payable in equal monthly installments, in advance.

The Base Rent shall be paid on the first day of each full calendar month of the Lease Term, and pro rata for any portion of a calendar month included at the beginning or end of the Lease Term, 1/30 of a monthly payment being due for each day of a partial month, payable on the first day of such partial month.

3.2. Additional Rent. In addition to the Base Rent, Tenant shall also pay during the Lease Term, as Additional Rent, the following, each such amount to be paid when requisitioned, except as otherwise stated:

(i) Tenant's Proportionate Share of all Impositions, all such payments to be made when due, but in any event prior to any date on which interest or penalties would begin to accrue on account of such Impositions if not paid;

(ii) one hundred (100) percent of all electricity, gas, water, sewer and all other utility costs imposed upon the Leased Premises in accordance with separate meters therefor (or prorated if and when separate meters are not in place in accordance with Section 5.1 below). Such utility costs shall be charged at only the amount billed by the provider of the utility with no mark-up by Landlord; and

(iii) Tenant's Proportionate Share of all Operating Expenses.

All monetary obligations of Tenant under this Lease, except for the obligation to pay Base Rent, shall be deemed obligations to pay Additional Rent, unless such presumption is repugnant to the context.

All Impositions to be paid by Landlord shall be paid when such payments are due, but in any event prior to any date on which interest or penalties would begin to accrue on account of such Impositions if not paid. When paying improvement assessments which may be paid in installments over a period of years, the Landlord shall elect to pay such installments over the longest period available from the assessing authority.

3.3 Payment on Account of Operating Expenses. Commencing on the Term Commencement Date, Tenant shall make estimated monthly payments to Landlord to cover the portion of the Operating Expenses that the Tenant is expected to owe as Additional Rent during the current calendar year and each subsequent calendar year thereafter falling entirely or partly within the Lease Term. The amount of such monthly payments shall be determined as follows: on the Term Commencement Date and at the beginning of each calendar year thereafter, Landlord shall submit to Tenant a statement setting forth Landlord's reasonable estimates (based on costs of which Landlord is aware and other reasonable assumptions of Landlord) of the amount of Operating Expenses that are expected to be incurred during such calendar year, and the computation of Tenant's share of such anticipated Operating Expenses. Tenant shall pay to Landlord on the first day of each month following receipt of such statement an appropriate amount to amortize on a monthly basis Tenant's share of the anticipated Operating Expenses, with appropriate adjustments if any period includes less than one (1) full month. If at any time during the Lease Term Landlord in Landlord's discretion determines it appropriate to revise the estimates of Operating Expenses which have been submitted, then Landlord may submit such revised estimates to Tenant, and then commencing with the next monthly payment to be made by Tenant, appropriate adjustment shall be made to the amount being paid by Tenant on account of Tenant's share of anticipated Operating Expenses. Within ninety (90) days after the expiration of each calendar year during the Lease Term, Landlord shall submit to Tenant a statement certifying (i) Tenant's share of the actual Operating Expenses incurred during the preceding calendar year, (ii) the aggregate amount of the estimated payments, if any, made by Tenant on account thereof, and (iii) any credit to which Tenant is entitled. Tenant shall deduct the overpayment from its next estimated payment or payments for Operating Expenses for the then current year. If Tenant's actual liability for such Operating Expenses exceeds the estimated payments, if any, made by Tenant on account thereof, then Tenant shall pay to Landlord within fifteen (15) days the total amount of such deficiency as Additional Rent due hereunder.

Tenant's liability for Tenant's share of the Operating Expenses for the last calendar year falling entirely or partly within the Lease Term shall survive the expiration of the Lease Term. Similarly, Landlord's obligation to refund to Tenant the excess, if any, of the amount of Tenant's actual liability therefor shall survive the expiration of the Lease Term.

Tenant or an independent, certified public accountant designated by Tenant shall have the right, during regular business hours and after giving fifteen (15) days' advance written notice to Landlord, to inspect and audit Landlord's books and records relating to the Operating Expenses billed during any calendar year falling within the Lease Term for a period of one (1) year following the receipt by Tenant of any statement submitted pursuant to this Section. If as a result of such audit it becomes clear that an error was made in the calculation of Tenant's Proportionate Share of Operating Expenses, then an appropriate adjustment shall be made promptly.

3.4 Rent. References in this Lease to "Rent" or "rent" shall be deemed to include both Base Rent and Additional Rent when the context so allows.

3.5 Lease to be Deemed Net. This Lease shall be deemed and construed to be an absolutely net lease and Tenant shall accordingly pay to Landlord, absolutely net, the Base Rent and Additional Rent, free of any off-sets or deductions of any kind.

3.6 Landlord's Right to Seek Abatement. Landlord shall have the right to seek a reduction in the valuation of the Site or of the Building assessed for tax purposes and to prosecute any action or proceeding theretofore commenced by Tenant. To the extent to which any tax refund payable as a result of any proceeding which Landlord may institute, or payable by reason of compromise or settlement of any such proceeding, may be based upon a payment made by Tenant, then Tenant shall be authorized to collect the same (or the appropriate portion thereof), subject, however, to Tenant's obligation to reimburse Landlord forthwith for Tenant's Proportionate Share of any expense incurred by Landlord in connection therewith.

ARTICLE 4 –SECURITY DEPOSIT

Upon the execution of this Lease, Tenant shall pay Forty Thousand Three Hundred Eleven and 18/100 Dollars ($40,311.18) representing a security deposit in the amount of two months worth of Base Rent to be held as security for Tenant's full performance of all terms and conditions under this Lease. Upon default by Tenant hereunder, the Landlord shall have the right, without the giving of any notice, to apply all or any portion of said security deposit to cure such default, which right shall be in addition to all other rights and remedies. At all times Landlord shall be entitled to hold a security deposit in an amount of not less than two months worth of the Base Rent then in effect and Tenant agrees to provide any deficiency upon demand.

ARTICLE 5 – UTILITIES AND SERVICES

5.1 Utilities. Tenant shall make arrangements with appropriate utility or service companies for its own service for gas and electricity which shall be separately metered and serve the Leased Premises exclusively and which can be billed to Tenant directly, and Tenant shall promptly pay all costs with respect to same, such payments to be made, to the extent possible, directly to the utility or service provider or to the appropriate party charged with collecting the same, the foregoing to include all charges for such utilities or services. All costs for utilities which are not separately metered shall be included in Operating Expenses, and Tenant shall be responsible for Tenant's Proportionate Share thereof. Such utility costs shall be charged at only the amount billed by the provider of the utility with no mark-up by Landlord. Landlord shall be under no obligation to furnish services to the Leased Premises except as set forth in Section 5.2 below and Landlord is under no obligation to furnish utilities to the Leased Premises other than to make arrangements with the utility companies to have the areas of the Property which are not separately metered served by electricity, natural gas, water and sewer. Notwithstanding the foregoing, the Landlord shall not be liable for any interruption or failure in the supply of any such utilities or services to the Leased Premises.

5.2 Landlord's Services. Landlord, during the Lease Term, shall provide the following services in a good workman-like manner so that the areas of the Property for which the Landlord is responsible will be kept in good condition, comparable to similar properties, the cost of which shall be included in the Operating Expenses:

(i) Landlord shall be responsible for the repair, maintenance and replacement (when necessary or appropriate) to the structural components of the Leased Premises including the structural walls, concrete floors and roof (but specifically excluding all glass, interior and exterior), the mechanical systems serving the Building (including, without limitation, the heating air conditioning, electrical, plumbing and sanitary sewer). Landlord shall never be liable for damages caused by its failure to make any such repairs, provided that Landlord has used reasonable efforts to attempt to have such repair made, after having been notified by Tenant that such repair must be made promptly and that Tenant will be damaged by the failure to make such repairs promptly;

(ii) maintaining the landscaping on the Site;

(iii) maintenance, repair and replacement of the parking areas, driveways, and walkways located on the Site (including, without limitation, removal of snow and ice);

(iv) the insurance which the Landlord is required to maintain on the site pursuant to Article 6 below;

(v) the management of the Site; and

(vi) parking and common area lighting.

5.3 Tenant's Access. Tenant shall have access to the Leased Premises twenty-four hours a day, seven days a week and Tenant shall be solely responsible, at Tenant's sole cost and expense, for security for the Leased Premises.

ARTICLE 6 - INSURANCE

6.1 Required Coverage. Tenant covenants and agrees with Landlord that during the Lease Term the following insurance shall be obtained by Tenant and carried at Tenant's sole expense:

(i) Tenant's commercial general liability insurance insuring and indemnifying Tenant, Landlord, and Landlord's Mortgagee against liability for injury to persons and damage to property which may be claimed to have occurred upon the Leased Premises or the sidewalks, ways and other real property adjoining said Leased Premises and covering all Tenant's obligations under this Lease and with limits at least as high as the amounts respectively stated below, or such higher limits in any case as may reasonably be required in case of increase in risk or as may be customarily carried in Massachusetts by prudent occupants of similar property, as determined by Landlord in its reasonable discretion: $1,000,000 for property damage, $3,000,000 for injury or death of one person, and $5,000,000 for injury or death of more than one person in any single accident.

(ii) Workers' Compensation covering all Tenant's employees, contractors and agents working on the Premises.

(iii) Rent loss insurance with a limit at least equal to one (1) year's worth of Rent due under this Lease; and

(iv) Such additional insurance as Landlord's Mortgagee shall reasonably require.

6.2 Writing and Disposition of Insurance Policies. All insurance required under Section 6.1 above shall be written with companies reasonably satisfactory to Landlord and in forms customarily in use from time to time in the Greater Boston area. Tenant shall furnish to the Landlord certificates evidencing said policies no later than ten (10) days prior to Tenant's entry upon the Property for the purpose of preparing the Leased Premises for its intended use, and said policies shall (i) name Landlord and Landlord's Mortgagee as additional insureds (except for Workers' Compensation), as their respective interests may appear, and (ii) provide that the coverage thereunder may not lapse or be canceled without twenty (20) days prior written notice to Landlord, Landlord's Mortgagee and Tenant.

6.3 Mutual Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant each hereby releases the other, its officers, directors, employees and agents, from any and all liability or responsibility (to the other or anyone claiming through or under them by way of subrogation or otherwise) for any loss or damage to property covered by valid and collectible insurance, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible. However, this release shall be applicable and in force and effect only with respect to loss or damage (a) actually recovered from an insurance company and (b) occurring during such time as the releasor's insurance policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder. Landlord and Tenant each agrees that any fire and extended coverage insurance policies will include such a clause or endorsement as long as the same shall be obtainable without extra costs, or, if extra cost shall be charged therefor, so long as the other party pays such extra cost. If extra cost shall be chargeable therefor, each party shall advise the other party and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so.

6.4 Blanket Policies. Nothing contained herein shall prevent Tenant from taking out insurance of the kind and in the amounts provided for herein under a blanket insurance policy or policies covering properties other than the Leased Premises, provided however, that any such policy or policies of blanket insurance (a) shall specify therein, or Tenant shall furnish Landlord with the written statement from the insurers under such policy or policies, specifying the amount of the total insurance allocated to the Leased Premises, which amounts shall not be less than the amounts required herein, and (b) amounts so specified shall be sufficient to prevent any of the insureds from being a co-insurer within the terms of the applicable policy or policies, and provided further, however, that any such policy or policies of blanket insurance shall, as to the Leased Premises, otherwise comply as to endorsements and coverage with the provisions herein.

6.5 Landlord's Insurance Covenants. Landlord covenants and agrees that during the Lease Term it shall obtain all risk insurance against damage by fire or other casualty in an amount at least equal to the replacement costs of the Building as determined from time to time by Landlord or (at Landlord's election or upon Tenant's request) by appraisal made at the expense of Tenant by an accredited insurance appraiser approved by Landlord. Tenant shall pay Tenant's Proportionate Share of the cost of such insurance as an Operating Expense. Landlord shall furnish to the Tenant a certificate evidencing the insurance required under this Section 6.5 on or before the Term Commencement Date.

ARTICLE 7 – ADDITIONAL COVENANTS OF TENANT

Tenant covenants and agrees during the Lease Term and such further time as Tenant occupies the Leased Premises or any part thereof:

7.1 Performing Obligations. To perform fully, faithfully and punctually all of the obligations of Tenant set forth in this Lease; and to pay when due Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

7.2 Use. To use the Leased Premises only for the Permitted Uses, and for no other purposes. The foregoing covenant shall not be interpreted to require that the Tenant continuously use the Leased Premises.

7.3 Maintenance and Repair. At Tenant's expense, and except for reasonable wear and tear and damage from fire or other casualty, to keep the Leased Premises, including all interior and exterior glass clean, neat and in good order, repair and condition, and to arrange for, or enter into contracts regarding the provision of such services as are necessary to do so including, without limitation, the removal of rubbish and to keep the Leased Premises in as good condition, order and repair as the same are at the Term Commencement Date or thereafter may be put, excepting only reasonable wear and use and damage by fire or other casualty or eminent domain only excepted, it being understood that the foregoing exception for reasonable wear and use shall not relieve Tenant from the obligation to keep the Leased Premises in good order, repair and condition including, without limitation, all necessary and ordinary non-structural repairs, replacements and the like. Tenant also agrees to abide by reasonable rules and regulations which may be adopted by Landlord from time to time.

7.4 Compliance with Laws. At Tenant's expense, to comply promptly with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and municipal governments, departments, commissions, boards and officials, foreseen and unforeseen, ordinary as well as extraordinary, which may be applicable to the Tenant's use, occupancy or presence at the Leased Premises or the Site, including all laws with respect to the handling, storage and disposal of hazardous materials, except that the Tenant may defer compliance so long as the validity of any such law, ordinance, order, rule, regulation or requirement shall be contested by Tenant in good faith and by appropriate legal proceedings, and:

(a) If by the terms of such law, ordinance, order, rule, regulation or requirement, compliance therewith pending the prosecution of any such proceeding may

legally be delayed without the incurrence of any lien, charge or liability or any kind against the Leased Premises or Site and without subjecting Tenant or Landlord to any liability, civil or criminal, for failure so to comply therewith, Tenant may delay compliance therewith until the final determination of such proceeding, or

(b) If any lien, charge or civil liability would be incurred by reason of any such delay, Tenant nevertheless may contest as aforesaid and delay as aforesaid, provided that such delay would not subject Landlord to criminal liability or fine, and Tenant (i) furnishes to Landlord security, reasonably satisfactory to Landlord, against any loss or injury by reason of such contest or delay, and (ii) prosecutes the contest with due diligence.

Notwithstanding the foregoing, the Tenant shall not be responsible for compliance with Laws requiring structural repairs, repairs to improvements located outside of and not exclusively serving the Leased Premises, or the installation of new building equipment such as sprinklers, unless the need for such compliance arises from any work or alterations performed for or on behalf of the Tenant, the Tenant's particular manner of use of the Leased Premises, or the Tenant's negligence.

Landlord will comply with all laws which may be applicable to the Leased Premises or the Site (other than laws which the Tenant or other tenants are required to comply with), including all laws with respect to the handling, storage and disposal of Hazardous Materials by Landlord, except that the Landlord may defer compliance so long as the validity of any such law, ordinance, order, rule, regulation or requirement shall be contested by Landlord in good faith and by appropriate legal proceedings, and if by the terms of such law, ordinance, order, rule, regulation or requirement, compliance therewith pending the prosecution of any such proceeding may legally be delayed without subjecting Tenant to any liability, civil or criminal, for failure so to comply therewith, Landlord may delay compliance therewith until the final determination of such proceeding. The cost of such compliance by the Landlord shall be an Operating Expense for which Tenant shall pay Tenant 's Proportionate Share.

7.5 Payment for Tenant's Work. To pay promptly when due the entire cost of any work at or on the Leased Premises undertaken by Tenant so that the Leased Premises shall at all times be free of liens for labor and materials; promptly to clear the record of any notice of any such lien; to procure all necessary permits and before undertaking such work; to do all of such work in a good and workmanlike manner, employing materials of good quality and complying with all governmental requirements; and to save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work.

7.6 Indemnities. Tenant shall: (i) save Landlord harmless and indemnified from, and defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys' fees) to any person or property while on the Leased Premises; and (ii) save Landlord harmless and indemnified from, and defend Landlord against, all injury, loss, claims or damage (including reasonable attorneys' fees) to any person or property anywhere occasioned by any act, omission, neglect or default of Tenant or

Tenant's agents, servants, employees, contractors, guests, invitees or licensees, except to the extent arising from any gross negligence or willful misconduct of Landlord.

7.7 Personal Property at Tenant's Risk. All personal property, equipment, inventory and the like from time to time upon the Leased Premises shall be at the sole risk of Tenant; and Landlord shall not be liable for any damage which may be caused to such property or the Leased Premises or to any person for any reason including, without limitation, the bursting or leaking of or condensation from any plumbing, cooling or heating pipe or fixture.

7.8 Payment of Landlord's Cost of Enforcement. Tenant shall pay on demand Landlord's reasonable expenses, including reasonable attorneys' fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default by Tenant under this Lease, provided that Landlord is successful in enforcing such obligation or has a right under this Lease to cure such default.

7.9 Yield Up. At the termination of this Lease, Tenant shall peaceably to yield up the Leased Premises clean and in good order, repair and otherwise in the same condition as when received, reasonable wear and tear and damage by fire or casualty excepted; and at either Landlord's or Tenant's option, Tenant shall remove any and all of Tenant's trade fixtures, business equipment and furniture, provided however, that Tenant shall restore any damage caused by such removal and provided further that if Tenant fails so to restore the Leased Premises, then Tenant shall pay all of Landlord's reasonable costs to make such restoration.

7.10 Subordination. Upon the request of Landlord, Tenant shall execute and deliver all such instruments as may reasonably be requested to subordinate this Lease to any mortgages or deeds of trust securing notes or bonds executed by Landlord and to all advances made thereunder and to the interest thereon and all renewals, replacements and extensions thereof, provided that the mortgagee or trustee shall agree to recognize this Lease in the event of foreclosure and perform all of the covenants contained herein to be performed by Landlord, if Tenant is not in default beyond the expiration of any period allowed for the cure of such default. Any such mortgagee or trustee may at any time subordinate its mortgage or deed of trust to this Lease, without Tenant's consent, by notice in writing to Tenant and thereupon this Lease shall be deemed prior to such mortgage or deed of trust without regard to their respective dates of execution, delivery and recording; and in that event such mortgagee or trustee shall have the same rights with respect to the Lease as though it had been executed and delivered (and notice thereof recorded) prior to the execution and delivery and recording of the mortgage or deed of trust.

7.11 Estoppel Certificates. The Tenant or the Landlord shall have the right to send, from time to time, a written request to the other party to have the other party execute and deliver an "Estoppel Certificate" to a prospective purchaser, mortgagee, secured party, or assignee of any mortgage or secured party. Within fifteen (15) days of receiving such prior written request, the Tenant or the Landlord (as the case may be) shall execute, acknowledge and deliver to the other party an "Estoppel Certificate" in writing certifying: (a) that this Lease is unamended (or, if there have been any amendments, stating the amendments); (b) that it is then in full force and effect, if that be the fact; (c) the dates to which Rent and any other payments to Landlord have been paid; (d) any defenses, offsets and counterclaims which the party making said statement, at the time of the execution of said

statement, believes that the other party has with respect to the other party's obligation to pay Rent (in the case of the Tenant) and to perform any other obligations under this Lease or that there are none, if that be the fact; and (e) such other data as may reasonably be requested. Any such statement may be relied upon by such prospective purchaser or mortgagee of the Leased Premises, or portion thereof, or any assignee of any mortgagee of the Leased Premises, or portion thereof.

7.12 Nuisance. At all times during the Lease Term and such further time as the Tenant occupies the Leased Premises, Tenant shall not injure, overload, deface or otherwise harm the Leased Premises; nor commit any nuisance; nor do or suffer any waste to the Leased Premises; nor permit the emission of any objectionable noise or odor; nor make any use of the Leased Premises which is improper, or contrary to any law or ordinance or which will invalidate any insurance policy or other applicable legal requirement covering the Leased Premises or any portion thereof, including, without limitation, the handling, storage and disposal of any hazardous material.

7.13 Changes and Alterations. Except as otherwise explicitly set forth herein, Tenant shall have no authority, without the express written consent of Landlord to alter, remodel, reconstruct, demolish, add to, improve or otherwise change the Leased Premises, except that Tenant shall have such authority, without the consent of Landlord, to make repairs to the Leased Premises and do such things as are appropriate to comply with the obligations imposed on Tenant under other provisions of this Lease.

Tenant shall not construct or permit any alterations, installations, additions or improvements including any interior or exterior signs ("Alterations") to the Leased Premises or the Building without having first submitted to Landlord plans and specifications therefor for Landlord's approval, which approval shall not be unreasonably withheld or delayed provided that:

(i) if the improvement involves a sign or will otherwise be visible from the exterior then the improvement must be compatible with the architectural and aesthetic qualities of the Leased Premises and the Site. The Tenant may install a sign on the Building and at the entrance of the Building subject to the Tenant complying with all the requirements of this Section 7.13 (including, without limitation, the requirement that Tenant obtain the prior written consent of the Landlord to the plans and specifications); and

(ii) the improvement must be non-structural and have no effect on the plumbing, heating (and cooling), mechanical, electrical or other systems or services in the Leased Premises, and the improvement (except for signs) must be entirely within the Leased Premises; and

(iii) the change, when completed will not materially adversely affect the value of the Leased Premises or the Site; and

(iv) Tenant demonstrates to Landlord's satisfaction that the improvement will be made in accordance with applicable legal requirements using good quality materials and good quality construction practices and will not result in any liens on the Leased Premises; and

(v) as soon as such work is completed, Tenant will have prepared and provide

Landlord with "as-built" plans (in form acceptable to Landlord) showing all such work; and

(vi) Tenant will comply with any rules or requirements reasonably promulgated by Landlord in connection with the doing of any work, and if requested by Landlord, Tenant will obtain and maintain Builder's Risk insurance in connection with such work.

Tenant shall have the right to make minor alterations from time to time in the interior of the Leased Premises without obtaining Landlord's prior written consent therefor, provided that all of such work conforms to all of the above requirements in all respects, and further provided that Tenant provides Landlord with a written description of such work (and such other data as Landlord may request) not later than 30 days after each such alteration is made, and further provided that the aggregate cost of such minor alterations may not exceed $10,000.00 in any twelve month period.

7.14 Financial Statements. So long as Tenant is a corporation whose stock is traded on a public exchange, Tenant shall not be required to furnish Landlord with financial statements. Tenant's statement of net worth, as reported in its annual report to its shareholders or in any forms required to be submitted to the Securities and Exchange Commission, shall be acceptable in lieu of any financial statements otherwise required hereunder and shall be conclusive with respect to the items reported therein. In the event that Tenant's stock is not traded on a public exchange, within forty-five (45) days following the end of each of its fiscal quarters, and within ninety (90) days following the end of its fiscal year, Tenant shall furnish to Landlord a statement of income and balance sheet for the immediately preceding fiscal quarter or fiscal year, as the case may be, certified by an independent certified public accountant and prepared in accordance with generally accepted accounting principles consistently applied.

ARTICLE 8 – QUIET ENJOYMENT

Landlord covenants that Tenant on paying the Rent and performing Tenant's obligations under this Lease shall peacefully and quietly have, hold and enjoy the Leased Premises throughout the Lease Term or until it is terminated as in this Lease provided without hindrance by Landlord or by anyone claiming by, through or under Landlord.

ARTICLE 9 – DAMAGE AND EMINENT DOMAIN

9.1 Fire and Other Casualty. In the event that at any time during the term hereof the Leased Premises are totally damaged or destroyed by fire or other casualty or substantially damaged so as to render them or a material portion thereof untenantable, then there shall be a just and proportionate abatement of the Rent payable hereunder until the Leased Premises are made suitable for Tenant's occupancy, and the Lease Term shall be extended, without the necessity of further action by any party, for a period equal to the time during which Rent so abated. In the event of such substantial (or total) damage to the Leased Premises, Landlord shall proceed at its expense and with reasonable diligence to repair and restore the Leased Premises to substantially the same condition they were in immediately prior to such casualty.

Notwithstanding the foregoing, if Landlord in its sole discretion determines that timely restoration is not possible or practical or that there are or will be insufficient insurance proceeds available to Landlord to accomplish same, then Landlord shall have the right to terminate this Lease by written notice given to Tenant within thirty (30) days after the occurrence of such casualty. In the event the Leased Premises have not been restored to a condition substantially suitable for their intended purpose within one hundred eighty (180) days following said casualty, then either Landlord or Tenant may terminate this Lease by written notice given to the other within ten (10) business days following such one hundred eighty (180) day period.

9.2 Eminent Domain. Landlord reserves for itself all rights to any damages or awards with respect to the Leased Premises and the leasehold estate hereby created by reason of any exercise of the right of eminent domain, or by reason of anything lawfully done in pursuance of any public or other authority; and by way of confirmation Tenant grants and assigns to Landlord all Tenant's rights to such damages so reserved, except as otherwise provided herein. Tenant covenants to execute and deliver any instruments confirming such assignment as Landlord may from time to time reasonably request. The foregoing shall not preclude Tenant from making a separate claim for its expenses of relocating from the Leased Premises on account of any such taking and Landlord shall have no interest in such claim. If all the Leased Premises are taken by eminent domain, this Lease shall terminate when Tenant is required to vacate the Leased Premises or such earlier date as the Tenant is required to begin the payments of rent to the taking authority. If a partial taking by eminent domain results in so much of the Leased Premises being taken as to render the Leased Premises or a material portion thereof unsuitable for Tenant's continued use and occupancy as determined by Landlord in its reasonable discretion, either Landlord or Tenant may elect to terminate this Lease as of the date when the Tenant is required to vacate the portion of the Leased Premises so taken, by written notice to the other given not more than ninety (90) days after the date on which Tenant or Landlord, as the case may be, receives notice of the taking. If a partial taking by eminent domain does not result in such portion of the Leased Premises as aforesaid being taken, then this Lease shall not be terminated or otherwise affected by any exercise of the right of eminent domain. Whenever any portion of the Leased Premises shall be taken by any exercise of the right of eminent domain, and if this Lease shall not be terminated in accordance with the provisions of this Section 9.2, Landlord shall, at its expense, proceeding with all reasonable dispatch, provided sufficient condemnation proceeds are available therefor (or, if not, provided Tenant provides additional funds needed above the amount of the condemnation proceeds available) do such work as may be required to restore the Leased Premises or what remains thereof (not including Tenant's trade fixtures, business equipment and furniture) as nearly as may be to the condition they were in immediately prior to such taking, and Tenant shall at its expense, proceeding with all reasonable dispatch, do such work to its trade fixtures, business equipment and furniture, as may be required. A just proportion of the Rent payable hereunder, according to the nature and extent of the taking shall be abated from the time Tenant is required to vacate that portion of the Leased Premises taken. If the Premises have not been restored to a condition substantially suitable for their intended purpose within one hundred eighty (180) days of said taking, Tenant may elect to terminate this Lease by written notice given to the Landlord within ten (10) business days following such one hundred eighty (180) day period.

ARTICLE 10 – DEFAULTS BY TENANT AND REMEDIES

10.1 The Condition. This Lease is made on the condition that if any default by Tenant continues, in case of payment of Rent or other monetary payments due hereunder for more than five (5) days after notice thereof to Tenant (provided, however, that Tenant shall be entitled to only one (1) such notice during each calendar year and if any subsequent default of payment of Rent or other monetary payment continues for more than five (5) days, Landlord shall have all the rights set forth herein without the need of any notice), or in the case of a non-monetary default for more than thirty (30) days after written notice thereof to Tenant (provided, however, that if such default is susceptible of being cured but such cure cannot be accomplished with reasonable diligence within said period of time and if Tenant commences to cure such default promptly after receipt of notice thereof from Landlord and thereafter prosecutes the curing of such default with reasonable diligence, such period of time shall be extended for such additional time as may be necessary to cure such default with reasonable diligence, but not to exceed an additional thirty (30) days); or if Tenant becomes insolvent, makes any assignment for the benefit of creditors, commits any act of bankruptcy or files a petition under any bankruptcy or insolvency law; or if such a petition filed against Tenant is not dismissed within ninety (90) days; or if a receiver or similar officer becomes entitled to Tenant's interest in this Lease and it is not returned to Tenant within ninety (90) days; or if Tenant's interest in this Lease is taken on execution or other process of law in any action against Tenant; then Landlord may immediately or at any time thereafter and without demand or further notice make entry and repossess the Leased Premises as of Landlord's former estate, without prejudice to any other remedies, and thereupon this Lease shall terminate; and in case of such termination, or termination by legal proceedings for default, Landlord may remove all of Tenant's property from the Leased Premises and store the same in any public warehouse or other suitable location all at the expense and risk of Tenant, and Tenant shall indemnify Landlord during the remaining period before this Lease would otherwise expire against all loss or damage suffered by reason of the termination, the loss or damage, if any, for each lease month to be paid at the end thereof, or as otherwise herein provided.

10.2 Reimbursement of Landlord's Expenses. In the case of termination of this Lease pursuant to Section 10.1 , Tenant shall reimburse Landlord for all reasonable expenses arising out of such termination, including without limitation, all costs incurred in collecting amounts due from Tenant under this Lease (including reasonable attorneys' fees, costs of litigation and the like); all reasonable expenses incurred by Landlord in attempting to relet the Leased Premises or parts thereof (including advertisements, brokerage commissions, Tenant's allowances, lease inducements, costs of preparing space, and the like); and all Landlord's other reasonable expenditures necessitated by the termination. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination.

10.3 Damages. Notwithstanding any other provisions hereof, Landlord may elect by written notice to Tenant within four months following such termination to be indemnified for loss of rent by a lump sum payment representing the then present value of the amount of rent which would have been paid in accordance with this Lease for the remainder of the Lease Term minus the then present value of the aggregate fair market rent payable for the Leased Premises for the remainder of the Lease Term (if less than the rent payable hereunder), estimated as of the date of the termination, and taking into account reasonable projections of vacancy and time required to re-lease the Leased Premises. (For the purposes of calculating the rent which would have been paid hereunder for the lump sum payment

calculation described herein, the last full year's Additional Rent under this Lease is to be deemed constant for each year thereafter. The Federal Reserve discount rate (or equivalent) shall be used in calculating present values.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years experience as an a appraiser of suburban commercial real estate in the Eastern Massachusetts area. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. Should Landlord fail to make the election provided for in this Section 10.3, Tenant shall indemnify Landlord for the loss of rent by a payment at the end of each month which would have been included in the Lease Term, representing the difference between the rent which would have been paid in accordance with this Lease and the rent actually derived from the Leased Premises by Landlord for such month (the amount of rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord's reletting expenses described in Section 10.2 which have not been reimbursed by Tenant thereunder).

In lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this Section 10.3, Landlord may by written notice to Tenant within one year after termination under any of the provisions contained in Section 10.1 and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages under this Section 10.3, an amount equal to the lesser of (i) the aggregate of the Base Rent and Additional Rent for the balance of the Lease Term had it not been terminated or (ii) the aggregate thereof for the 12 months ending one year after the termination date, plus in either case the amount of Base Rent and Additional Rent of any kind accrued and unpaid at the time of termination and less the amount of any recovery by Landlord under the foregoing provisions of this Section 10.3 up to the time of payment of such liquidated damages. Liquidated damages hereunder shall not be in lieu of any claims for reimbursement under Section 10.2.

10.4 Mitigation. Landlord shall use commercially reasonable efforts to relet the Leased Premises which efforts shall be subject to the reasonable requirements of Landlord to lease to high quality tenants and to develop the Buildings and the Site in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like. It is agreed that hiring a reputable leasing broker to lease the premises and cooperating in good faith with such broker shall satisfy the requirement that Landlord use commercially reasonable efforts to relet.

10.5 Claims in Bankruptcy. Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by the statute of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.

10.6 Late Charge. If any payment of Base Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid when due, then Landlord may, at its option, without notice and in addition to all other remedies hereunder, impose a late charge on Tenant equal to 1.5% of the amount

in question for each month (prorated for any partial month) during which said delinquency continues, provided that no late charge will be imposed for Base Rent payments less than five days late, up to one time in any calendar year. Such late charge shall constitute Additional Rent hereunder payable upon demand.

10.7 Landlord's Right to Cure Defaults. Landlord may, but shall not be obligated to cure, at any time any default by Tenant under this Lease. In curing such defaults, Landlord may enter upon the Leased Premises and take such action thereon as may be necessary to effect such cure. In the case of an emergency threatening serious injury to persons or property, Landlord may cure such default without notice. All reasonable costs and expenses incurred by Landlord in curing a default, including reasonable attorneys' fees, together with interest thereon at the rate of eighteen (18%) percent per annum or, if lower, the maximum rate allowed by law, from the day of payment by the Landlord, shall be paid by Tenant to Landlord on demand. Landlord may use the Security Deposit to effectuate any such cure.

In the event of an emergency threatening serious injury to persons or property and Tenant has made reasonable efforts to notify Landlord, Tenant may cure such emergency on behalf of and at the expense of the Landlord (provided such actions are Landlord's responsibilities hereunder) and do all necessary work and make all necessary payments in connection therewith. Landlord agrees to pay Tenant any reasonable amount so paid on Landlord's behalf.

10.8 Effect of Waivers of Default. No consent or waiver, express or implied, by Landlord to or of any covenant, condition or duty of Tenant shall be construed as a consent or waiver by Landlord to or of any other breach of the same or any other covenant, condition or duty.

ARTICLE 11 – ASSIGNMENT AND SUBLETTING

11.1 Assignment of Lease by Tenant. Tenant shall not assign all or any portion of or interest in the Lease without the prior written consent of Landlord, which consent may be withheld in Landlord's sole discretion.

11.2 Subletting by Tenant. Tenant shall not sublet the Leased Premises or any portion thereof without Landlord's prior written consent, which consent may be withheld in Landlord's sole discretion.

If Landlord consents to such assignment or subletting, it is understood and agreed that all amounts paid to Tenant by such assignee or subtenant in excess of the Base Rent and Additional Rent with respect to any such space due hereunder shall be paid to Landlord by Tenant.

The consent by Landlord to any assignment, subletting or occupancy shall not be construed as a waiver or release of Tenant from any and all liability for the performance of all covenants and obligations to be performed by Tenant under this Lease, nor shall the collection or acceptance of rent from any assignee, transferee or subtenant constitute a waiver or release of Tenant from any of its liabilities or obligations under this Lease. Landlord's consent to any assignment, subletting or

occupancy shall not be construed as consent with respect to any subsequent assignment, subletting or occupancy. For any period during which Tenant is in default with respect to the payment of Base Rent or Additional Rent, Tenant hereby assigns to Landlord the rent due from any subtenant of Tenant and hereby authorizes each subtenant to pay said rent directly to Landlord.

10.3 Permitted Transactions. The consent by Landlord to any assignment or subletting shall not be required for (x) transactions with an entity into or with which Tenant is merged or consolidated, or to which all or substantially all of Tenant's assets are transferred, or (y) transactions with any entity which controls or is controlled by Tenant or is under common control with Tenant; provided that in either such event:

(i) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles consistently applied at least equal to the net worth of Tenant herein named on the date of this Lease;

(ii) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of any such transaction; and

(iii) the assignee agrees directly with Landlord, by written instrument in form satisfactory to Landlord in its reasonable discretion, to be bound by all the obligations of Tenant hereunder including, without limitation, the covenant against further assignment and subletting.

ARTICLE 12 – NOTICE OF LEASE

Tenant agrees that it will not record this Lease. Landlord and Tenant shall, upon the request of either, execute, acknowledge, and deliver a recordable notice of this Lease. If this Lease is terminated before the expiration of the Lease Term, Landlord and Tenant shall execute and deliver an instrument in form suitable for recording acknowledging the date of termination of this Lease.

ARTICLE 13 – NOTICES

All notices, consents, approvals, or other communication required by the provisions of this Lease to be given to Landlord or Tenant shall be in writing and shall be hand delivered or given by registered or certified mail or by Federal Express or other recognized overnight courier, addressed to the Original Address of the party or to such other address as the party shall have last designated by notice. The customary receipt shall be conclusive evidence of compliance with this Article 12. Notice shall be deemed given when deposited in the U.S. mail or with such courier, postage paid.

ARTICLE 14 – APPLICABLE LAW, SEVERABILITY, CONSTRUCTION

This Lease shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and, if any provisions of this Lease shall to any extent be invalid, the remainder of this Lease, and the application of such provisions in other circumstances, shall not be

affected thereby. This Lease may be amended only by an instrument in writing executed by Landlord and Tenant. The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

ARTICLE 15 – SUCCESSORS AND ASSIGNS, ETC.

15.1 Covenants Run With The Land. It is understood and agreed that the covenants and agreements of the parties hereto shall run with the land and that no covenant or agreement of Landlord, expressed or implied, shall be binding upon Landlord except in respect of any breach or breaches thereof committed during Landlord's seisin and ownership of the Leased Premises. If Landlord acts as a Trustee or Trustees of a trust in making this Lease only the estate for which Landlord acts shall be bound hereby, neither any such Trustee executing this Lease as Landlord nor any shareholder or beneficiary of such trust shall be personally liable for any of the covenants or agreements of Landlord expressed herein or implied hereunder or otherwise because of anything arising from or connected with the use and occupation of the Leased Premises by Tenant. Reference in this Lease to "Landlord" or to "Tenant" and all expressions referring thereto, shall mean the person or persons, natural or corporate, named herein as Landlord or as Tenant, as the case may be, and the heirs, executors, administrators, successors and assigns of such person or persons, and those claiming by, through or under them or any of them, unless repugnant to the context. If Tenant is a partnership or a firm of several persons, natural or corporate, the obligations of each person executing this Lease as Tenant shall be joint and several. Any person who signs this Lease for Tenant or for Landlord in a representative capacity personally warrants and represents that he or she is duly authorized to do so.

15.2 Limitation on Landlord's Liability. It is further understood and agreed that Tenant shall look solely to the estate and property of the Landlord in the Building (including the Landlord's interest in the proceeds of sale of the Building upon execution of a judgment, rents from the Building or other income from the Building, condemnation awards made in connection with the condemnation of all or any part of the Building, insurance proceeds from the damage or destruction of the Building and consideration from a sale of the Building) for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) requiring the payment of money by the Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed or performed by the Landlord and any other obligations of Landlord created by or under this Lease, and no other property or assets of the Landlord or of its partners, beneficiaries, co-tenants, shareholders or principals (as the case may be) shall be subject to levy, execution or other enforcement procedures for the satisfaction of Tenant's remedies.

ARTICLE 16 – LANDLORD'S ACCESS

Landlord and its authorized agents, employees, subcontractors and representatives shall have the right to enter the Leased Premises at any time during emergencies (Landlord agrees to use reasonable efforts to notify Tenant of any such emergency) and at all reasonable times with prior notice for any of the following purposes: (a) to determine whether the Leased Premises are in good condition and whether Tenant is complying with its obligations under this Lease; (b) to do any necessary maintenance and to make such repairs, alterations, improvements or additions in or to the Leased Premises as Landlord has the right or obligation to perform under this Lease, as Landlord may

be required to do or make by law, or as Landlord may from time to time deem necessary or desirable; (c) to exhibit the Leased Premises to prospective tenants during the last nine (9) months of the term of this Lease or during any period while Tenant is in default under this Lease; and (d) to show the Leased Premises to prospective lenders, brokers, agents, buyers or persons interested in an exchange, at any time during the term of this Lease.

If, at any time during the last month of the Term of this Lease, Tenant shall have removed all of Tenant's property from all or any portion(s) of the Leased Premises, Landlord may immediately enter and alter, renovate and decorate the same, and such acts shall have no effect upon Tenant's remaining obligations and covenants under this Lease.

ARTICLE 17 – CONDITION OF PREMISES

17.1 Landlord's Work. Prior to the Term Commencement Date, Landlord shall perform the work described in Exhibit C ("Landlord's Work") at its sole cost and expense using building standard materials and in accordance with a mutually acceptable space plan. Landlord covenants and represents that Landlord's Work shall be completed in a good and workmanlike manner and in compliance with all applicable laws.

17.2 Tenant's Access To The Leased Premises. Subject to coordination with Landlord's Work, Tenant shall have the right prior to the Term Commencement Date to enter upon the Leased Premises at reasonable times for the purpose of cabling, wiring, installing furniture and otherwise preparing the Leased Premises for its intended use, provided that such work does not materially interfere with the performance of Landlord's Work. Tenant's entry upon the Property and the Leased Premises shall be subject to all of the terms and conditions contained in this Lease (other than the obligation to pay Rent) including, without limitation, the requirement that Tenant furnish to Landlord certificates of insurance evidencing the insurance coverages required under Section 6.1 of this Lease not less than ten (10) days prior to Tenant's entry upon the Property.

ARTICLE 18 – WARRANTY REGARDING BROKER

Tenant warrants that it was introduced to the Leased Premises by the party or parties named in the Definitions section of this Lease as the "Brokers", and knows of no other broker which was involved in this transaction in any way or is entitled to any brokerage commission or similar fee or charge in connection with this Lease. The Landlord shall be responsible for the payment of any commissions to the Brokers pursuant to separate written agreements entered into by the Landlord and the Brokers. Tenant agrees to indemnify Landlord and the Brokers against any costs incurred by either (including attorneys' fees) if the foregoing warranty is untrue. Landlord warrants and represents that Landlord has dealt with no broker in connection with the consummation of this Lease other than Brokers, and, in the event of any brokerage claims against Tenant predicated upon prior dealings with Landlord, Landlord agrees to indemnify Tenant against any such claim.

ARTICLE 19 – HAZARDOUS MATERIALS

Tenant shall not (either with or without negligence) cause or permit the escape, disposal, release or threat of release of any biologically or chemically active or other Hazardous Materials (as said term is hereafter defined) on, in, upon or under the Leased Premises of the Site. Tenant shall not allow the generation, storage, use or disposal of such Hazardous Materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the generation, storage, use and disposal of such Hazardous Materials, nor allow to be brought into the Leased Premises or the Site any such Hazardous Materials except for use in the ordinary course of Tenant's business, and then only after written notice is given to Landlord of the identity of such Hazardous Materials. Hazardous Materials shall include, without limitation, any material or substance which is (i) petroleum, (ii) asbestos, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq. (33 U.S.C. §1321) or listed pursuant to §307 of the Federal Water Pollution Control Act (33 U.S.C. §1317), (iv) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recover Act, 42 U.S.C. 6901 et seq. (42 U.S.C. §6903), (v) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq. (42 U.S.C. §9601), as amended, or (vi) defined as "oil" or a "hazardous waste", a "hazardous substance", a "hazardous material" or a "toxic material" under any other law, rule or regulation applicable to the Property, including, without limitation, Chapter 21E of the Massachusetts General Laws, as amended. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges but only if such requirement applies to the Leased Premises or may be the result of the acts or omissions of Tenant. In addition, Tenant shall execute affidavits, representations and the like, from time to time, at Landlord's request concerning Tenant's best knowledge and belief regarding the presence of Hazardous Materials in the Leased Premises or the Site. In all events, Tenant shall indemnify and save Landlord harmless from any release or threat of release or the presence or existence of Hazardous Materials in the Leased Premises occurring while Tenant is in possession, or elsewhere on the Site if caused by Tenant or persons acting under Tenant. The within covenants and indemnity shall survive the expiration or earlier termination of the Term of this Lease. Landlord expressly reserves the right to enter the Leased Premises to perform regular inspections.

ARTICLE 20 - FORCE MAJEURE

The period of time during which either party is prevented or delayed in any performance or the making of any improvements or repairs or fulfilling any obligation under this Lease, other than the payment of rent or any other required payment, due to unavoidable delays caused by fire, catastrophe, strikes or labor trouble, civil commotion, Acts of God or the public enemy, governmental prohibitions or regulations or inability to obtain materials by reason thereof, or any other causes beyond such party's reasonable control (and financial inability shall not be considered a cause beyond a party's reasonable control), shall be added to such party's time for performance, and such party shall have no liability by reason thereof. As used in this Lease, the term "force majeure" shall have the meaning set forth in the previous sentence.

ARTICLE 21 - TIME IS OF THE ESSENCE

Time shall be deemed to be of the essence with respect to the performance of all of the terms and conditions of this Lease.

EXECUTED as an instrument under seal this ____ day of April, 2005.

LANDLORD:

CANTON REALTY ASSOCIATES
LIMITED PARTNERSHIP

By: Canton Investment Corporation,
its General Partner

By: ______________________
Donald A. Levine, President

TENANT:

EXGENEX, INC.

By: ______________________
Name: ______________________
Title: ______________________

EXHIBIT A

DESCRIPTION OF SITE

EXHIBIT B

PLAN OF LEASED PREMISES

EXHIBIT C

DESCRIPTION OF LANDLORD'S WORK

EXHIBIT D

TERM COMMENCEMENT DATE CERTIFICATE

This TERM COMMENCEMENT DATE CERTIFICATE is executed as of this ___ day of ______________, 2005, by and between CANTON REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership ("Landlord") and EXGENEX, Inc., a New York corporation ("Tenant").

WITNESSETH:

WHEREAS, on April __, 2005, Landlord and Tenant entered into that certain Lease Agreement (the "Lease"), for the lease of 29,211 square feet located at 437 Turnpike Street in Canton, Massachusetts and being more particularly described in the Lease. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease; and

WHEREAS, pursuant to the Lease, the parties have agreed to execute a written statement (the "Term Commencement Date Certificate") setting forth the Term Commencement Date.

NOW, THEREFORE, Tenant and Landlord hereby state that the Term Commencement Date under the Lease is ________________, 2005 and the Expiration Date under the Lease is ____________________, 2015.

This Term Commencement Date Certificate is intended to determine the various dates and time periods referenced above based on the provisions contained in the Lease in light of the actual attendant facts and circumstances that have come to pass. In no event is this Term Commencement Date Certificate intended to modify any substantive provision of the Lease, and in the event of a conflict between the terms of the Lease and this Term Commencement Date Certificate, the terms of the Lease shall control.

This Term Commencement Date Certificate may be executed in several counterparts, each of which may be deemed an original, and all such counterparts together shall constitute one and the same Term Commencement Date Certificate.

IN WITNESS WHEREOF, the parties have executed this Term Commencement Date Certificate as of the date and year first above written.

In presence of:

LANDLORD:

CANTON REALTY ASSOCIATES LIMITED PARTNERSHIP, a Massachusetts limited partnership

By: Canton Investment Corporation, a Massachusetts corporation, its general partner

By: ____________________
Donald Levine
President

TENANT:

EXGENEX, INC., a New York corporation

By: ____________________
Steven Saber
President